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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                          Date of Report: July 22, 2002



                          McDERMOTT INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)




     REPUBLIC OF PANAMA               1-8430                     72-0593134
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(State or other jurisdiction       (Commission)                (IRS Employer
      of incorporation)              File No.)              Identification No.)



1450 Poydras Street, New Orleans, Louisiana                          70112-6050
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  (Address of principal executive offices)                           (Zip Code)



Registrant's Telephone Number, including Area Code:  (504) 587-5400
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Item 5. OTHER EVENTS

On July 11, 2002 a mechanical failure of a crane on J. Ray McDermott, S. A.'s ("JRM") derrick barge 60 ("DB60") occurred, while the DB60 was preparing for regularly scheduled maintenance. JRM is a wholly owned subsidiary of McDermott International Inc. There were no injuries resulting from this incident. JRM has undertaken an extensive investigation of the causes of the mechanical failure, the cost to replace and/or repair the crane and the other financial impacts of this incident. The total cost to repair or replace the crane is currently estimated at between $12 to $15 million. JRM has insurance policies in effect that we believe provide for coverage of all but approximately $4 million of the cost to replace and/or repair the crane. The crane repair is estimated to take three to four months, while the replacement of the crane, if necessary, could take up to six months depending on availability of a replacement. As a result of this incident, we believe that approximately $6 to $8 million of operating income previously expected to be reported in the third and fourth quarter of 2002 from the activities of the DB60 will be deferred to 2003. We expect that the negative cash flow impacts relating to this incident will be absorbed through JRM's available cash and/or lines of credit.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      McDERMOTT INTERNATIONAL INC.


                                      By: /s/ Thomas A. Henzler
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                                              Thomas A. Henzler
                                              Vice President Finance
                                              and Corporate Controller


July 22, 2002


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